EXHIBIT 99.1
®

For further information contact:	Media:
AT EMISPHERE TECHNOLOGIES, INC. Elliot M. Maza, CPA, J.D. Chief Financial Officer	BMC Communications Dan Budwick 212-477-9007 ext. 14

914-785-4703

Emisphere Technologies Announces 2006 First Quarter
Preliminary Financial Results

TARRYTOWN, NY, May 5, 2006 -— Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced preliminary financial results for the first quarter ended March 31, 2006. The Company also reviewed highlights of the quarter, including continued progress in advancing its heparin and insulin development programs, receipt of milestone payments, and the favorable Lilly litigation ruling.

First Quarter Financial Results

Emisphere reported a preliminary operating loss of $6.6 million for the quarter ended March 31, 2006, compared to an operating loss of $8.2 million for the first quarter of 2005. Emisphere reported a preliminary net loss of $26.8 million, or $1.13 per basic and diluted share, for the quarter ended March 31, 2006, compared to net income of $6.5 million, or $0.34 per share for the quarter ended March 31, 2005. The foregoing net loss is preliminary and subject to the Company’s completion of its analysis of its option accounting under the new SFAS 123®, “Share-Based Payment”. That review is expected to be completed before the filing of the Company’s financial statements for the quarter ended March 31, 2006 to be submitted to the Securities and Exchange Commission (SEC) on Form 10-Q.

Total operating expenses were $8.3 million for the 2006 first quarter, a decrease of $0.9 million, or 10%, compared to the same period last year. Total operating expenses include research and development costs of $4.5 million, an increase of $0.1 million or 3%, compared to last year’s first quarter and general and administrative expenses of $2.8 million, a decrease of $0.9 million or 24%, compared to the same period last year. The 24% decrease in general and administrative expenses is primarily due to a decrease in professional fees related to the Lilly litigation. Emisphere implemented SFAS 123® as of January 1, 2006, resulting in preliminary non-cash stock-based compensation charges of $0.4 million during the first quarter. Emisphere reported revenue of approximately $1.7 million for the quarter as compared to approximately $1 million for the same period last year.

The net loss of $26.8 million includes two significant non-cash charges. First, upon stockholder approval of the exchange of the MHR Loan for the MHR Convertible Note, the Company recorded as an expense the calculated value as of the date of stockholder approval of the beneficial conversion feature inherent in the Convertible Note. The beneficial conversion feature, valued at $12.2 million, was recorded as additional paid-in capital and a corresponding charge to interest expense. Second, due to the significant increase in the market price of the Company’s common stock during the first quarter, a $7.6 million charge was recorded related to the increase in fair value of outstanding derivative instruments, which are principally warrants issued in connection with financing activities.

Cash, cash equivalents, restricted cash and investments held as of March 31, 2006 were $4.0 million, a net decrease of $5.2 million from such amounts held on December 31, 2005. Weighted average shares outstanding on a diluted basis for the quarters ended March 31, 2006 and 2005, were 23.7 million and 22.4 million, respectively.

On May 3, 2006, the Company received a $5 million milestone payment from Novartis Pharma AG (Novartis) in conjunction with Novartis’ election to commence development of an oral form of recombinant human growth hormone (rhGH) using Emisphere’s eligen® technology.

The Company anticipates that its existing capital resources will not enable it to continue operations past mid-July of 2006, or earlier if unforeseen events or circumstances arise that negatively affect the Company’s liquidity. As a result of these conditions, the audit report prepared by Emisphere’s independent registered public accounting firm relating to its consolidated financial statements for the year ended December 31, 2005 includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. The audit report does not take into account any potential future cash inflows from financing transactions or payments from new or existing partners.

On April 7, 2006, Emisphere filed a shelf registration statement on Form S-3 with the SEC. The registration statement was declared effective by the SEC on May 2, 2006 and enables the Company to offer and sell up to six million shares of common stock, or warrants to purchase common stock, from time to time in one or more offerings.

Product Development/Corporate Highlights

Heparin Delivered Using eligen® Technology is Identical to Injectable Heparin

On March 31, the Company announced that results from a clinical study showed that heparin delivered orally using Emisphere’s eligen ® drug delivery technology is chemically identical to heparin delivered by injection, the standard method of delivery. The study was designed to demonstrate that the molecular configuration of heparin, when delivered orally, is unaltered when compared to heparin administered subcutaneously or intravenously. The detailed results of the study will be made available through publication and presentation at upcoming scientific meetings.

Enrollment Completed for Phase II Oral Insulin Trial

On April 11, Emisphere completed enrollment for the first 120 patients in its Phase II oral insulin trial and received permission from regulatory authorities in India to expand the enrollment to 140 patients in order to compare all three active arms of the trial against each other for statistical significance. On May 3, the Company was informed that all 140 patients have been enrolled in the clinical trial.

Verdict in Lilly Trial Litigation / Lilly to Assign Intellectual Property to Emisphere

On January 6, U.S. Federal District Court determined that Eli Lilly & Co. (Lilly) breached its contractual obligations owed to Emisphere and that Emisphere properly terminated the Lilly license and collaboration agreements for oral parathyroid hormone (PTH) as of August 23, 2004. The decision allowed Emisphere to license the technology to Novartis. On March 8, the Company announced that Novartis has executed its license option for the development and commercialization of an oral form of PTH using Emisphere’s eligen ® technology. Under the terms of the licensing agreement, Emisphere may receive milestone payments totaling up to a maximum of $30 million, plus royalties on future sales of the product.

In April, U.S. Federal District Court granted Emisphere’s application and ordered Lilly to assign to Emisphere the patent application filed by Lilly in February 2002 for a patent on the use of Emisphere’s proprietary technology with GLP molecules. On May 3, Lilly notified Emisphere that it had assigned the patent to Emisphere. The Company is currently considering claims for damages based on Lilly’s lack of good faith.

Emisphere Receives Milestone Payment from Novartis Licensing Option

On May 3, Emisphere received a $5 million development commencement milestone payment as a result of the Novartis decision to proceed with development of oral rhGH using Emisphere’s eligen® technology. Novartis is in the process of conducting a clinical study in growth hormone deficient adults. Under the terms of the licensing agreement, Emisphere may receive additional milestone payments totaling up to a maximum of $28 million, plus royalties on future sales of the product.

Emisphere Achieves Second Milestone in Roche Collaboration

On February 15, Emisphere announced that it achieved a second milestone under its 2004 agreement with Roche to develop new oral formulations of a Roche small molecule compound for the treatment of bone-related diseases. The milestone achievement resulted in an undisclosed payment from Roche. With two products now being developed by Roche, Emisphere may receive additional milestone payments totaling up to a maximum of $37 million.

Emisphere and Genta Enter Exclusive Licensing Agreement

On March 23, Emisphere announced that it entered into an exclusive worldwide licensing agreement with Genta Incorporated to develop an oral formulation of a gallium-containing compound. Gallium compounds are bone-targeting agents that are potent inhibitors of bone breakdown. Under the agreement, Emisphere will supply Genta with a finished oral dosage form of the compound, using its eligen® technology. Genta will be responsible for toxicology, clinical development, regulatory submission, and worldwide commercialization of the product and will fund Emisphere’s development activities. Genta will pay Emisphere up to $24 million upon the achievement of certain milestones, and royalties on net sales.

John D. Harkey Appointed to Board of Directors

Emisphere’s Board of Directors appointed John D. Harkey, Jr. to the Board of Directors, effective April 10, 2006. Mr. Harkey is the Chairman and Chief Executive Officer of Consolidated Restaurant Companies, Inc, a restaurant holding company. Mr. Harkey also serves on the Board of Directors and Audit Committees of Leap Wireless International, Inc., Pizza Inn, Loral Space & Communications, Inc., and Energy Transfer Partners, L.L.C. He also serves on the President’s Development Council of Howard Payne University, and on the Executive Board of Circle Ten Council of the Boy Scouts of America.

Mr. Harkey has been appointed to the Company’s Audit Committee, and will serve as the Audit Committee’s chair and as the Audit Committee financial expert. With Mr. Harkey’s appointment, Emisphere is now in compliance with NASDAQ Marketplace Rule 4350.

Noelle Whitehead Appointed to Chief Accounting Officer

On April 4, Emisphere appointed Noelle Whitehead to the newly created position of Chief Accounting Officer, effective April 10, 2006. Ms. Whitehead joined Emisphere in August 2003 as Manager of Financial Accounting and was most recently serving as Assistant Controller.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere, commented on the quarter: “Emisphere started off 2006 with a very productive first quarter, as we received positive news across our clinical development pipeline. Our internal development programs continue to advance as planned, and the strength of our eligen® technology continues to be validated by our big pharma partners.”

“We achieved a second milestone in our collaboration with Roche to develop new oral formulations of a Roche small molecule compound for the treatment of bone-related diseases. The U.S. Federal District Court in Indianapolis ruled that Eli Lilly breached its contractual obligations with Emisphere with respect to our oral PTH compound and in GLP molecules. We will continue to pursue all available remedies in order to compensate Emisphere for the damage caused by Lilly’s actions. Our oral PTH drug will now be developed by a committed and capable partner, Novartis, and we will further evaluate the potential of oral GLP1, an intriguing compound that could be important for patients suffering from diabetes and obesity. Novartis is preparing clinical supplies to initiate phase III testing with oral calcitonin. We also initiated a clinical study using oral human growth hormone with Novartis. These developments underscore the broad applicability of our oral drug delivery technology. With our internal programs we made substantial progress in the quarter in our phase II program with oral insulin, we generated additional clinical data with some new improved oral insulin formulations and we recently reported successful results from our heparin is heparin study. We will submit the heparin results to FDA in the near term and seek their support for an expedited registration plan.

“Finally, we welcome John Harkey to our Board of Directors, and are pleased to promote Noelle Whitehead to Chief Accounting Officer. It is important to strengthen our leadership at the Company as our internal and partnered development programs continue to advance, and we look forward to their contributions,” Goldberg concluded.

Conference Call Information

Emisphere will hold a conference call to discuss its 2006 first quarter financial results today at 10:00 a.m. EST. A replay of the teleconference will be accessible approximately two hours following the end of the call and will be archived through May 12, 2006.

The live conference call dial-in number is: 1-800-819-9193 (U.S./Canada)

1-913-981-4911 (International)

The live conference call ID number is: 6454497

To access a replay of the call:	1-888-203-1112 (U.S./Canada)
1-719-457-0820 (International)
Conference ID / Pin:	8928240

Emisphere will simultaneously webcast this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording please go to the investor relations portion of the Company’s website at http://www.emisphere.com/ir.asp.

Please visit the site at least five minutes prior to start time for instructions.

About the eligen® technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as Emisphere delivery agents, or “carriers.” These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. The Emisphere® delivery agents have no known pharmacological activity themselves. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity. Emisphere is pursuing shortened registration timelines for currently marketed drug products whose absorption following oral administration is improved using the eligen® technology through supplemental New Drug Applications or 505(b)(2) filings with the US FDA. Successful achievement of these regulatory strategies may not require large-scale studies to support product registration.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of drugs that are not currently available or have poor bioavailability in oral form, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 16, 2006.

EMISPHERE TECHNOLOGIES, INC.
Condensed Statements of Operations (Unaudited) – Preliminary (1)
For the three months ended March 31, 2006 and 2005
(in thousands, except share and per share data)

	For the three months ended
	March 31,
	2006	2005
Revenue	$1,696	$993

Costs and expenses:
Research and development	4,541	4,412
General and administrative expenses	2,778	3,665
Depreciation and amortization	990	1,111

Total costs and expenses	8,309	9,188

Operating loss	(6,613)	(8,195)

Other (expense) and income:
Gain on extinguishment of note payable	—	14,663
Investment and other income	123	98
Change in fair value of derivative instruments	(7,564)	88
Interest expense	(12,782)	(125)

Total other (expense) and income	(20,223)	14,724
Net (loss) income	$(26,836)	$6,529

Net (loss) income per share, basic	$(1.13)	$0.34

Net (loss) income per share, diluted	$(1.13)	$0.29

Weighted average shares outstanding, basic	23,666,389	19,216,084

Weighted average shares outstanding, diluted	23,666,389	22,364,389

(1) The foregoing net loss is preliminary and subject to the Company’s completion of its analysis of the accounting treatment of the Company’s stock option plans under the new Statement of Financial Accounting Standards 123® (“SFAS 123®”), “Share-Based Payment”. That review is expected to be completed before the filing of the Company’s financial statements for the quarter ended March 31, 2006 to be submitted to the Securities and Exchange Commission (“SEC”) on Form 10-Q by May 10, 2006.

EMISPHERE TECHNOLOGIES, INC.
Condensed Balance Sheets (Unaudited) – Preliminary (1)
For the three months ended March 31, 2006 and 2005
(in thousands)

	March 31,	December 31,
	2006	2005
Assets:
Cash, cash equivalents, restricted cash and investments	$4,047	$9,218
Accounts receivable	13	71
Prepaid expenses and other current assets	877	951

Total current assets	4,937	10,240
Equipment and leasehold improvements, net	5,025	5,899
Purchased technology, net	1,974	2,034
Other assets	807	815

Total Assets	$12,743	$18,988

Liabilities and stockholders’ deficit:
Current liabilities	$15,844	$10,762
Notes payable	23,001	22,857
Other long-term liabilities	165	264
Stockholders’ deficit	(26,267)	(14,895)

Total liabilities and stockholders’ deficit	$12,743	$18,988

(1) The foregoing stockholders’ deficit is preliminary and subject to the Company’s completion of its analysis of the accounting treatment of the Company’s stock option plans under the new Statement of Financial Accounting Standards 123® (“SFAS 123®”), “Share-Based Payment”. That review is expected to be completed before the filing of the Company’s financial statements for the quarter ended March 31, 2006 to be submitted to the Securities and Exchange Commission (“SEC”) on Form 10-Q by May 10, 2006.